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                                                                     EXHIBIT 3.1

      State of Delaware
      Secretary of State
   Division of Corporations
Delivered 12:47 PM 09/28/2004
 FILED 12:12 PM 09/28/2004
 SRV 040699906-3590747 FILE

                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                          OF VANDA PHARMACEUTICALS INC.

      Vanda Pharmaceuticals Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

      1. The name of the Corporation is Vanda Pharmaceuticals Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 13, 2002. A First Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 12, 2003.

      2. This Second Restated Certificate of Incorporation amends and restates the provisions of the First Restated Certificate of Incorporation of the Corporation and was duly adopted by the unanimous written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Notice of such adoption has been given to the stockholders of the Corporation as provided in Section 228.

      3. The text of the First Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                       I

           The name of this Corporation is Vanda Pharmaceuticals Inc.

                                       II

      The address of the Corporation's registered office in the State of Delaware is National Corporate Research, Ltd., 615 South Dupont Highway, City of Dover, County of Kent 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

                                       III

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV

      The total number of shares of capital stock that the Corporation shall have authority to issue is: (i) 50,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (ii) 40,081,308 shares of Preferred Stock, par value $.01 per share, of which 10,000,000 shares shall be Series A Preferred Stock (the "Series A Preferred Stock") and 30,081,308 shares shall be Series B Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock").

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      Reclassification. Upon the filing of the Second Restated Certificate of
Incorporation, a reclassification of the Corporation's capital stock shall become effective, pursuant to which each outstanding share of Class A Common Stock shall be reclassified as and converted into 100 shares of Common Stock, and each outstanding share of Series A Preferred Stock shall be converted into 100 shares of Series A Preferred Stock. No fractional shares of common stock or preferred stock shall be issued as a result of the reclassification and any fractional shares that would otherwise be issuable upon such reclassification and conversion shall, without further action, be canceled.

      The rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of shares of capital or the holders thereof are set forth below in this Article IV.

      1. Rights to Receive Dividends.

      The holder of each then outstanding share of Series A Preferred Stock and the holder of each then outstanding share of Series B Preferred Stock shall be entitled to receive dividends payable out of funds legally available therefor when, as and if declared by the board of directors of the Corporation (the "Board of Directors"). Such dividends shall be payable on parity with the holders of the Common Stock and any such dividend shall be distributed ratably among the holders of the Common Stock and the holders of the Preferred Stock as if all such shares of Preferred Stock were to convert into Common Stock. The right to such dividends shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year, whether or not the earnings of the Corporation were sufficient to pay such dividends in whole or in part. Notwithstanding the foregoing, dividends, if paid, or if declared and set apart for payment, must be paid, or declared and set apart for payment, on all outstanding shares of the Preferred Stock contemporaneously.

      So long as any shares of Preferred Stock are outstanding, no dividend shall, directly or indirectly, be declared or paid or set aside for payment or other distribution declared or made upon, or to any holder of, the Common Stock, or any other class of capital stock of the Corporation ranking junior to the Preferred Stock as to dividends or upon liquidation, or any Rights with respect to any such capital stock of the Corporation, nor shall any Common Stock, or any other class of capital stock of the Corporation ranking junior to the Preferred Stock as to dividends or upon liquidation, or any Rights with respect to such capital stock of the Corporation, be, directly or indirectly, repurchased, redeemed, reacquired or retired for any consideration by the Corporation or any of its subsidiaries (other than any reacquisition of shares of Common Stock or Rights at cost with respect to shares of Common Stock or Rights reacquired from any employee of the Corporation or any of its Subsidiaries in connection with the termination of such employee's employment with any thereof; provided, however, that shares of Common Stock or Rights granted under the MEP may be reacquired in accordance with the terms and conditions thereof), unless, in each case, all dividends on all outstanding shares of Preferred Stock to which the holders thereof shall then be entitled shall have been paid in full. Upon the conversion of any share of Preferred Stock, any declared but unpaid dividends thereon shall be paid in full.

      2. Liquidation.

            (a) Preference. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (a "Liquidation Event"'), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each share of Series A Preferred Stock and each share of Series B Preferred Stock shall be entitled to receive on a pari passu basis out of the assets of the Corporation, whether such assets are capital, surplus or earnings, an amount equal to the Liquidation Preference of each series as set forth in Section 2(e), before any payment shall be

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made or assets distributed on the Common Stock or any other class or series of capital stock of the Corporation.

            (b) Partial Payment. If upon any Liquidation Event the assets of the Corporation distributable as aforesaid among the holders of the Series A Preferred Stock and the Series B Preferred Stock and all other series of preferred stock ranking as to assets pari passu to such series shall be insufficient to permit the payment to them of the full preferential amounts to which they are entitled, then the entire assets of the Corporation so to be distributed shall be distributed ratably among the holders of the Series A Preferred Stock, the Series B Preferred Stock and all other preferred stock ranking as to assets pari passu to the Series A Preferred Stock and Series B Preferred Stock, in proportion to the sum of their respective per share liquidation preferences, until payment in full of such amount per share.

            (c) Remaining Assets. After payment to the holders of the Preferred Stock of the amounts set forth in Section 2(a) above, the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock.

            (d) Reorganization. Unless holders of a majority of the outstanding shares of each series of Preferred Stock then outstanding elect otherwise in writing, for purposes of this Section 2, a Liquidation Event shall be deemed to mean the Corporation's (i) sale of all or substantially all of its assets or
(ii) consolidation or merger with or into another Person (as defined in Section 8 below) if, as a result of such consolidation or merger, the holders of the Common Stock and the Preferred Stock prior to such consolidation or merger do not hold at a majority of the combined voting power of the surviving Person.

            (e) Liquidation Preference.

                (i) The liquidation preference per share of Series A Preferred Stock as of any particular date (the "Series A Liquidation Preference") shall be the greater of (x) the Original Series A Purchase Price or (y) the amount per share of Series A Preferred Stock that the holder of the number of shares of Common Stock issuable upon conversion thereof would receive upon any such Liquidation Event (assuming conversion of all shares of Series A Preferred Stock into Common Stock pursuant to Section 5 of Article IV).

                (ii) The liquidation preference per share of Series B Preferred Stock as of any particular date (the "Series B Liquidation Preference and, together with the Series A Liquidation Preference, the "Liquidation Preference") shall be the greater of (x) the Original Series B Purchase Price or (y) the amount per share of Series B Preferred Stock that the holder of the number of shares of Common Stock issuable upon conversion thereof would receive upon any such Liquidation Event (assuming conversion of all shares of Series B Preferred Stock into Common Stock pursuant to Section 5 of Article IV).

      3. Redemption. Neither the Corporation nor any of its Subsidiaries shall be obligated to, call or redeem any shares of any class or series of the Corporation's capital stock and no money shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

      4. Voting Rights; Directors.

         (a) Generally. On all matters to come before the stockholders, the Preferred Stock shall have that number of votes per share (rounded up to the nearest whole share) equivalent to the number of shares of Common Stock into which such share of Preferred Stock is then convertible determined by reference to the Conversion Price in effect at the record date of the determination of the

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holders of the shares entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first solicited. Except as otherwise provided by law or this Restated Certificate of Incorporation, the holders of Preferred Stock shall vote together with the holders of the outstanding shares of Common Stock, and not as a separate class or series.

            (b) Directors.

                  (i) So long as 10,528,457 remain outstanding, the holders of the outstanding shares of Series B Preferred Stock, voting together as a class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect three (3) members of the Board of Directors (the "Series B Preferred Directors"). So long as 3,500,000 shares of Series A Preferred Stock remain outstanding, the holders of the outstanding shares of Series A Preferred Stock, voting together as a class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect three (3) members of the Board of Directors (the "Series A Preferred Directors" and, together with the Series B Preferred Directors, the "Preferred Directors"). Any remaining directors shall be appointed upon the mutual agreement of a majority of the Series A Directors and the Series B Preferred Directors (the "General Directors"), provided that one of the General Directors shall be the chief executive officer of the Corporation.

                  (ii) In the case of any vacancy in the office of a director occurring among the Series B Preferred Directors or the Series A Preferred Directors, the remaining Series B Preferred Director(s) or Series A Preferred Director(s), as the case may be, may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of the class or classes entitled to vote on the election of the Series B Preferred Directors or Series A Preferred Directors, as the case may
be), elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. In the case of any vacancy in the office of a director occurring among the General Directors, the remaining Series B Preferred Director(s) and Series A Preferred Director(s), may, by mutual agreement thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of the class or classes entitled to vote on the election of the Series B Preferred Director and Series A Preferred Director, as the case may be), elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the shares eligible to vote in an election for the seat occupied by that director (e.g., in order to remove a Series A Preferred Director, the holders of a majority of the Series A Preferred Stock, voting together as a single class and to the exclusion of all other classes of capital stock of the Corporation, must so vote).

            (c) Preferred Stock Protective Provisions.

      In addition to voting rights provided by law, so long as at least any share of Preferred Stock shall be outstanding (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), neither the Corporation nor any of its subsidiaries or controlled Affiliates shall (by amendment, merger, consolidation or otherwise), without the consent of the holders of at least a majority of the outstanding shares of Preferred Stock voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Preferred Stock shall vote together as a single class:

                  (i) amend or repeal any provision of, or add any provision to, this Restated Certificate of Incorporation or the Corporation's By-laws;

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                  (ii) alter or change any of the rights, privileges or
preferences of the Preferred Stock, by merger, consolidation or otherwise;

                  (iii) increase or decrease the authorized number of shares of the Corporation's Preferred Stock;

                  (iv) increase or decrease the number of directors permitted to serve on the Board of Directors;

                  (v) increase the number of securities available far issuance to employees, officers, directors and consultants under any equity incentive plan, including the MEP, which exists at the time of filing of this Restated Certificate of Incorporation;

                  (vi) authorize, issue or otherwise create shares of any class or series of stock having any preference over, or on parity with, the Preferred Stock with respect to any rights, preferences or privileges associated with the Preferred Stock;

                  (vii) redeem or repurchase or otherwise acquire any equity security of the Corporation (other than a repurchase or acquisition at cost pursuant to equity incentive agreements or restricted stock purchase agreements with employees, directors, consultants or service providers giving the Corporation the right to repurchase shares at cost upon the termination of services or other than pursuant to the MEP (in accordance with the provisions thereof)) in each case as approved by the Board of Directors;

                  (viii) authorize or enter into, whether directly or indirectly by means of a subsidiary, any transaction which purports to (A) sell or otherwise dispose of all or substantially all of the Corporation's assets; (B) consolidate, merge or create a business combination with or into another Person if, as a result of such consolidation or merger, the holders of the Common Stock and the Preferred Stock prior to such consolidation or merger do not hold at least a majority of the combined voting power of the surviving corporation; (C) exclusively license all or substantially all of the Corporation's assets; (D) recapitalize or liquidate the Corporation; (E) acquire the stock or assets of any other entity; (F) form a strategic alliance, technology licensing arrangement or other corporate partnering relationship involving the issuance by the Corporation of equity securities; (G) file any registration statement by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; (H) restrict the lines of business in which the Corporation may compete or conduct operations;

                  (ix) enter into, directly or indirectly, any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service other than employment in the case of an employee or officer) with (A) any Preferred Holder Restricted Person, (B) any other stockholder of the Corporation or any employee, officer or director (each, an "Insider"), (C) any Affiliate of any Insider, (D) any entity in which any Insider holds three percent (3%) or more of the beneficial interest or (E) in the case of any Insider who is an individual, any member of the Individual's Family Group (in each case, other than the Corporation or any of its controlled Affiliates or Associates) (each of (B) through (E), an "Other Related Party"), involving the transfer of any economic benefit to any Preferred Holder Restricted Person or any Other Related Party (other than the Corporation and its controlled Affiliates and Associates), or the incurrence of any economic detriment by the Corporation or any of its subsidiaries (any such transaction being a "Related Party Transaction"), except on terms and conditions (taken as a whole) substantially as favorable to the Corporation (or the stockholders thereof, taken as a whole) as could reasonably be expected to be obtainable at the time in a comparable arm's-length transaction with a Person that is not such a Preferred Holder Restricted Person or Other Related Party as determined in good faith by a majority of the Board of Directors. The foregoing limitation shall

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not limit, or apply to, any transaction or series of related transactions the aggregate amount of which exceeds $1 million ($50,000 in the case of any transaction with an Other Related Party) in value for which the Corporation or the Preferred Holder Restricted Person or Other Related Party, as appropriate, shall have obtained a written opinion of a nationally recognized investment banking firm (other than an Affiliate of any Preferred Holder Restricted Party or Other Related Party) stating that the transaction is fair to the Corporation and its stockholders from a financial point of view. Notwithstanding the foregoing, any transaction or series of related transactions referred to above the aggregate amount of which does not exceed $1 million ($50,000 in the case of any transaction with an Other Related Party) need not be approved in the manner provided in the first sentence of this paragraph. The Corporation shall not enter into, or permit any of its subsidiaries to enter into, directly or indirectly, any Related Party Transaction without the approval of the Board of Directors;

                  (x) enter into any agreements which require any material disbursements by the Corporation unless such material disbursement shall have been approved by the Board of Directors; for purposes of this Section 4 of
Article IV, "material disbursements" shall mean any disbursement by the Corporation equal to, or greater in value than, $1,000,000;

                  (xi) declare or pay any dividends on any capital stock of the Corporation; provided, however, that the restriction shall not apply to dividends payable solely in Common Stock;

                  (xii) take any action which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

                  (xiii) take any action which would result in a change of the forgoing paragraphs (i) through (xiii) of this Section 4(c) of Article IV.

            (d) Series A Preferred Stock Protective Provisions.

      In addition to voting rights provided by law, so long as at least any share of Series A Preferred Stock shall be outstanding (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), neither the Corporation nor any of its subsidiaries shall (by amendment, merger, consolidation or otherwise), without the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Preferred Stock shall vote together as a single class:

                  (i) authorize, issue or otherwise create shares of any class or series of stock having any preference over, or on parity with, the Series A Preferred Stock with respect to any rights, preferences or privileges associated with the Series A Preferred Stock; or

                  (ii) modify, alter or change in any way any of the rights, privileges or preferences of the Series A Preferred Stock whether by merger, consolidation or otherwise (other than any transaction that qualifies as a Liquidation Event).

            (e) Series B Preferred Stock Protective Provisions.

      In addition to voting rights provided by law, so long as at least any share of Series B Preferred Stock shall be outstanding (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), neither the Corporation nor any of its subsidiaries shall (by

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amendment, merger, consolidation or otherwise), without the consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Preferred Stock shall vote together as a single class:

                  (i) authorize, issue or otherwise create shares of any class or series of stock having any preference over, or on parity with, the Series B Preferred Stock with respect to any rights, preferences or privileges associated with the Series B Preferred Stock; or

                  (ii) modify, alter or change in any way any of the rights, privileges or preferences of the Series B Preferred Stock whether by merger, consolidation or otherwise (other than any transaction that qualifies as a Liquidation Event).

      5. Conversion. The rights of the holders of shares of Preferred Stock to convert such shares into shares of Common Stock (as defined in Section 5(h) below) of the Corporation (the "Conversion Rights"), and the terms and conditions of such conversion, shall be as follows:

            (a) Right to Convert; Automatic Conversion.

                  (i) Each share of the Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of the issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock or the Common Stock, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 5(b) below. In order to convert shares of the Preferred Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or to the transfer agent for the Preferred Stock or the Common Stock, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names in which it wishes the certificate or certificates for Common Stock to be issued, and the number of shares of Preferred Stock being converted.

                  (ii) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Preferred Stock for conversion at the office of the Corporation or the transfer agent for the Preferred Stock or the Common Stock, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Preferred Stock which are not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation.

                  (iii) Each share of Preferred Stock then outstanding shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 5(b) below upon the earlier of (A) the close of business of the day immediately preceding the closing of the sale of its Common Stock in connection with a Qualified Public Offering (as defined in Section 8 below) or (B) the consent of the holders of at least a majority of the outstanding shares of Preferred Stock voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation, given in person or by proxy, either in

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writing or by vote at a meeting called for that purpose at which the holders of
Preferred Stock shall vote together as a single class.

            (b) Conversion of Preferred Stock.

                  (i) Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Series A Conversion Price (as defined herein) per share in effect at the time into the Original Series A Purchase Price; and

                  (ii) Each share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Series B Conversion Price (as defined herein) per share in effect at the time into the Original Series B Purchase Price.

            (c) Conversion Price.

                  (i) The conversion price per share for the Series A Preferred Stock shall initially be $1.00 (the "Series A Conversion Price") and shall be subject to adjustment from time to time as provided herein; and

                  (ii) The conversion price per share for the Series B Preferred Stock shall initially be $ 1.23 (the "Series B Conversion Price" and, together with the Series A Conversion Price, the "Conversion Price") and shall be subject to adjustment from time to time as provided herein.

            (d) Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed), shall be paid in respect to the Common Stock of the Corporation, the Series A Conversion Price and the Series B Preferred Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Series A Conversion Price and the Series B Conversion Price in effect immediately prior to such combination shall be proportionately increased.

      Any adjustment to the Series A Conversion Price or the Series B Conversion Price under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

            (e) Reorganizations, Mergers, Consolidations or Reclasstifications. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another Person (excluding a consolidation or merger described in Section 2(d) of this Article IV) (collectively referred to hereinafter as "Reorganizations"), the holders of the Series A Preferred Stock and the Series B Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Series A Preferred Stock and the Series B Preferred Stock the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Common Stock of the Corporation which the Series A Preferred Stock and the Series B Preferred Stock entitled the holder thereof to convert to immediately prior to such Reorganization would have been entitled to receive with respect to such Reorganization; and in any such case appropriate adjustment shall

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be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock and the Series B Preferred Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock. The provisions of this Section 5(e) shall similarly apply to successive Reorganizations.

            (f) Sale of Additional Shares.

                  (i) If at any time or from time to time following the date of the initial issuance of shares of Series B Preferred Stock the Corporation shall issue or sell Additional Shares of Common Stock other than as a dividend or other distribution on any class of stock and other than as a subdivision or combination of shares of Common Stock as provided in Section 5(d) above, for a consideration per share less than the then existing Series A Conversion Price and/or the then existing Series B Conversion Price, then, and in each such case, the then existing Series A Conversion Price and/or the then existing Series B Conversion Price, as the case may be, shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock issuable upon conversion of the Preferred Stock and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other Rights outstanding on the date immediately prior to such issuance) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the applicable Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock issuable upon conversion of the Preferred Stock and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other Rights outstanding on the date immediately prior to such issuance) plus the number of shares of Additional Shares of Common Stock actually issued in such issuance.

                  (ii) For the purpose of making any adjustment in either the Series A Conversion Price or the Series B Conversion Price, or number of shares of Common Stock issuable upon conversion of either the Series A Preferred Stock or Series B Preferred Stock, as provided above, the consideration received by the Corporation for any issue or sale of securities shall:

                        (a) To the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any expenses payable directly or indirectly by the Corporation and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Corporation in connection with such issue or sale;

                        (b) To the extent it consists of property other than cash, the consideration other than cash shall be computed at the fair market value thereof as determined in good faith by the Board of Directors, at or about, but as of, the date of the adoption of the resolution specifically authorizing such issuance or sale, irrespective of any accounting treatment thereof; provided, however, that such fair market value as determined by the Board of Directors, when added to any cash consideration received in connection with such issuance or sale, shall not exceed the aggregate market price of the Additional Shares of Common Stock being issued, as of the date of the adoption of such resolution; and

                        (c) If Additional Shares of Common Stock, Convertible Securities (as defined below) or Rights (as defined below) are issued,or sold together with other stock or securities or other assets of the Corporation for consideration which covers both, the consideration received for the Additional Shares of Common Stock, Convertible Securities or Rights shall be computed as that portion of the consideration so received which is reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights.

                  (iii) For the purpose of making any adjustment in either the Series A Conversion Price or Series B Conversion Price provided in Section 5(f) hereof, if at any time, or from time to time, the Corporation issues any stock or other securities convertible into Additional Shares of Common Stock (such stock or other securities being hereinafter referred to as "Convertible Securities") or issues any Rights to purchase Additional Shares of Common Stock or Convertible Securities, then, and in each such case, if the Effective Conversion Price (as hereinafter defined) of such Rights or Convertible Securities shall be less than the Series A Conversion Price and/or Series B Conversion Price in effect immediately prior to the issuance of such Rights or Convertible Securities, the Corporation shall be deemed to have issued at the time of the issuance of such Rights or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received in consideration for the issuance of such shares an amount equal to the aggregate Effective Conversion Price of such Rights or Convertible Securities. For the purposes of this Section 5(f)(iii), "Effective Conversion Price" shall mean an amount equal to the sum of the lowest amount of consideration, if any, received or receivable by the Corporation with respect to any one (1) Additional Share of Common Stock upon issuance of the Rights or Convertible Securities and upon their exercise or conversion, respectively. No further adjustment of the Series A Conversion Price or Series B Conversion Price adjusted upon the issuance of such Rights or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Rights or the conversion of any such Convertible Securities. If any such Rights or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Series A Conversion Price or Series B Conversion Price, as applicable, as adjusted upon the issuance of such Rights or Convertible Securities shall be readjusted to the Series A Conversion Price or Series B Conversion Price, as applicable, which would have been in effect had such adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Rights or on the conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

            (g) Additional Shares of Common Stock. "Additional Shares of Common Stock" as used in this Section 5 shall mean all shares of Common Stock issued or deemed to be issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than:

                  (i) shares of Common Stock issued upon the conversion of any shares of the Company's Preferred Stock;

                  (ii) shares of Common Stock issued or issuable to employees or officers or directors or outside consultants or contractors of the Corporation or any Subsidiary pursuant to a plan, agreement or arrangement duly approved by the Board of Directors;

                  (iii) shares of Common Stock issued or issuable pursuant to the exercise of options, warrants or convertible securities outstanding as the date hereof;

                  (iv) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with the Corporation obtaining lease financing, whether issued to a lessor, guarantor or other Person, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors; and

                  (v) shares of Common Stock issued to effect any stock split, stock dividend or recapitalization of the Corporation.

            (h) Common Stock. "Common Stock" as used in this Section 5 shall mean any shares of any class of the Corporation's capital stock other than the Preferred Stock. The Common Stock issuable upon conversion of the Preferred Stock, however, shall be the Common Stock of the Corporation as constituted on the date of initial issuance of the Series B Preferred Stock, except as otherwise provided in this Section 5.

                  (i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price or Series B Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock or the Series B Preferred Stock, the Corporation, at its expense, shall cause the Chief Financial Officer of the Corporation to compute such adjustment or readjustment in accordance with this Restated Certificate of Incorporation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series A Preferred Stock or the Series B Preferred Stock at the holder's address as shown on the Corporation's stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold;
(ii) Conversion Price at the time in effect for the Series A Preferred Stock or the Series B Preferred Stock, respectively; and (iii) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock or Series B Preferred Stock. Such notice may be given in advance of such adjustment or readjustment and may be included as part of a notice required to be given pursuant to Section 5(j) below.

            (j) Notices of Record Date. In the event the Corporation shall propose to take any action of the type or types requiring an adjustment to the Conversion Price of the Series A Preferred Stock or the Series B Preferred Stock, or the number or character of the Series A Preferred Stock or the Series B Preferred Stock as set forth herein, the Corporation shall give notice to the holders of the Series A Preferred Stock or the Series B Preferred Stock as applicable in the manner set forth in Section 5(i) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price or Series B Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series A Preferred Stock or Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least twenty (20) days prior to the taking of such proposed action. Notwithstanding the requirements of this Section 5(j), this Section 5(j) shall not be applicable and no such notice shall be required with respect to any action that is, or has been, approved by the holders of at least a majority of the outstanding shares of Preferred Stock voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation.

            (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Corporation with another corporation where the Corporation is not the surviving corporation, effective provisions shall be made in the certificate or articles of incorporation, merger or consolidation, or otherwise of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other securities or property to provide for the conversion of Series A Preferred Stock and Series B Preferred Stock in accordance with the provisions of this Section 5.

            (l) Payment of Taxes. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock and Series B Preferred Stock so converted were registered.

            (m) Status of Converted Stock. In the event any shares of Series A Preferred Stock and Series B Preferred Stock shall be converted pursuant to
Section 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.

            (n) No Impairment. This Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 5 by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

      6. Common Stock.

            (a) Dividend Rights. The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors on a parity with the holders of the Preferred Stock and any such dividend shall be distributed ratably among the holders of the Preferred Stock as if all such class of Preferred Stock were to convert into Common Stock.

            (b) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of this Article IV.

            (c) Redemption. The Common Stock is not redeemable.

            (d) Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote, and shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by this Restated Certificate of Incorporation and law; provided, however, that the holders of Common Stock shall not be entitled to vote on any matter that relates solely to changes in the rights, preferences and privileges associated with the Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

      7. Special Mandatory Conversion in connection with Additional Closing under the Series B Preferred Stock Purchase Agreement.

            (a)If any holder of shares of Series B Preferred Stock fails, either directly or through its affiliates, to purchase all shares of Series B Preferred Stock required to be purchased by such holder at any Additional Closing pursuant to that certain Series B Preferred Stock Purchase Agreement by and among the Corporation and certain investors set forth therein (the "Additional Closing"), then, effective as of the Additional Closing, all of such holder's then issued and outstanding shares of Series B Preferred Stock shall automatically and without further action on the part of such holder be converted into such number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible pursuant to Section 5 of this Article IV. Upon conversion pursuant to this Section 7, the shares of Series B Preferred Stock so converted shall be canceled and not subject to reissuance.

            (b) The holder of any shares of Series B Preferred Stock converted pursuant to this Section 7 shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for the Series B Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates representing the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly thereafter as is practicable, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose name the certificate for such shares of Common Stock is to be issued shall be deemed to have become a holder of record of Common Stock on the effective date of such conversion of the Series B Preferred Stock, unless the transfer books of the Corporation are closed on that date, in which case such person shall be deemed to have become a holder of record of Common Stock on the next succeeding date on which the transfer books are open.

      8. Miscellaneous.

            (a) Definitions.

                  (i) "Additional Shares of Common Stock" shall have that meaning set forth in Section 5(g) hereof.

                  (ii) "Affiliate" with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" or "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  (iii) "Associate" has the meaning given such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  (iv) "Business Day" means a day other than a Saturday, Sunday or any other day on which commercial banks are authorized or obligated to be closed in New York City.

                  (v) "Common Stock" shall have that meaning set forth in
Section 5(h) hereof.

                  (vi) "Conversion Price" shall have that meaning set forth in
Section 5(c) hereof.

                  (vii) "Conversion Rights" shall have that meaning set forth in
Section 5 hereof.

                  (viii) "Convertible Securities" shall have that meaning set forth in Section 5(f)(iii) hereof.

                  (ix) "Effective Conversion Price" shall have that meaning set forth in Section 5(f)(iii) hereof.

                  (x) "Family Group" means an individual's spouse and the individual's or the individual's spouse's descendants (whether natural or adopted) and any trust, family limited partnership or family limited liability company solely for the benefit of the individual and/or the individual's spouse and/or the individual's or the individual's spouse's descendants, ascendants and/or the individual's siblings.

                  (xi) "Liquidation Preference" shall have that meaning set forth in Section 2(e) hereof.

                  (xii) "MEP" means the Management Equity Plan of the Corporation, as amended from time to time.

                  (xiii) "Original Series A Purchase Price" shall mean $1.00.

                  (xiv) "Original Series B Purchase Price" shall mean $1.23.

                  (xv) "Person" shall mean an individual, a corporation, a partnership, a trust or unincorporated organization or any other entity or organization.

                  (xvi) "Preferred Holder Restricted Person" means any holder of Preferred Stock or any Affiliate thereof, or the general partner, managing partner, managing member or investment manager of any thereof, or any officer, director or private equity professional thereof.

                  (xvii) "Qualified Public Offering" means a firmly underwritten public offering of the Corporation's Common Stock on a Form S-l Registration Statement, or any similar form of registration statement, adopted by the Securities and Exchange Commission (the "Commission") from and after the date hereof, filed with the Commission under the Securities Act of 1933, as amended, with respect to which the Corporation receives gross proceeds of at least $30,000,000 (prior to deduction for underwriters' discounts and expenses relating to such public offering, including without limitation, fees of the Corporation's counsel) and the price to the public is at least $3.69 per share (equitably adjusted for all stock splits, sub-divisions, stock dividends, combinations and the like).

                  (xviii) "Right" shall mean any option, warrant, or other right to acquire capital stock or any "phantom stock", stock appreciation right or other similar right.

                  (xix) "Series A Preferred Stock" shall have that meaning set forth in the first paragraph of this Article IV.

                  (xx) "Series B Preferred Stock" shall have that meaning set forth in the first paragraph of this Article IV.

                  (xxi) "Subsidiary" means any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination is being made, owned by the Corporation either directly or indirectly through one or more Subsidiaries.

            (b) Notices. All notices referred to herein, except as otherwise expressly provided, shall be made by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so mailed.

            (c) Conflicts. So long as any of the Preferred Stock is outstanding, in the event of any conflict between the provisions of this Article IV and the remainder of this Restated Certificate of Incorporation or the By-laws of the Corporation (both as presently existing or hereafter amended and supplemented), the provisions of this Article IV shall be and remain controlling.

                                       V

                         BOARD POWER REGARDING BY-LAWS

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the By-laws of the Corporation without the vote or assent of the stockholders.

                                       VI

                                 INDEMNIFICATION

      1. To the maximum extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

            2. To the maximum extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            3. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

            4. Any indemnification under subsections (1) and (2) above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (1) and (2) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

            5. Expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director of officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation pursuant to this Article VI or as otherwise authorized by law. Such expenses incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

            6. The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

            7. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of the State of Delaware.

      8. For purposes of the Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

      9. For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation", as referred to in this
Article VI.

      10. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                      VII

      1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct, knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

      2. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                      VIII

                  MANAGEMENT OF THE AFFAIRS OF THE CORPORATION

      1. The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Certificate of Incorporation or by the Bylaws of the Corporation.

      2. Election of directors of the Corporation need not be by written ballot, except and to the extent provided in the Bylaws of the Corporation.

      3. Except as may be otherwise expressly provided in the Bylaws of the Corporation, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                       IX

                        PRIVATE PROPERTY OF STOCKHOLDERS

      The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

                                       X

                                 CORPORATE POWER

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

      IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and has been executed by William D. Clark, its authorized officer, this 28th day of September, 2004.

                                      VANDA PHARMACEUTICALS INC.

                                      By: /s/ William D.Clark
                                          -------------------
                                          Name: William D. Clark
                                          Title: Authorized Officer